Filed Pursuant to Rule 433

Dated February 24, 2010

Registration Statement No. 333-160009

Relating to

Preliminary Prospectus Supplement Dated February 24, 2010 to

Prospectus dated June 16, 2009

Federal Realty Investment Trust

5.90% Notes due April 1, 2020

Term sheet dated February 24, 2010

Issuer:	Federal Realty Investment Trust

Security:	5.90% notes due April 1, 2020

Size:	$150,000,000

Maturity Date:	April 1, 2020

Interest Payment Dates:	April 1 and October 1, beginning October 1, 2010

Benchmark Treasury:	3.625% UST due February 15, 2020

Benchmark Treasury Yield and Price:	3.674%; 99-19

Yield to Maturity:	5.924%

Spread to Benchmark Treasury:	+225 basis points

Coupon (Interest Rate):	5.90% per year

Price to Public:	99.812% of principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	February 24, 2010

Settlement Date:	T+3; March 1, 2010

Redemption Provision:	Make-whole call at any time based on U.S. Treasury plus 35 basis points (0.35%)

CUSIP/ISIN:	313747 AR8 / US313747AR87

Joint Book-Running Managers:	Banc of America Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

PNC Capital Markets LLC

RBC Capital Markets Corporation

Capital One Southcoast, Inc.

Sandler O’Neill & Partners, L.P.

SunTrust Robinson Humphrey, Inc.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897. Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.